EXHIBIT 1

TRANSACTIONS DURING PAST 60 DAYS
The Reporting Persons engaged in the following transactions in shares of Common Stock of the Company during the past 60 days.  Such transactions involved the sale of shares on the New York Stock Exchange.  Certain of the prices reported below reflect the weighted average sale price of the shares of Common Stock sold on the relevant date.  The Reporting Persons hereby undertake to provide upon request to the SEC staff full information regarding the number of shares and prices at which each transaction was effected.

Date	Type	Price		Shares
4/9/2013	Sale	$ 5.3771	1	2100
4/10/2013	Sale	$ 5.3608	2	57621
4/11/2013	Sale	$ 5.4204	3	15454
4/12/2013	Sale	$ 5.4188	4	20000
4/15/2013	Sale	$ 5.4091	5	2237
4/22/2013	Sale	$ 5.3000		2800
4/23/2013	Sale	$ 5.3980	6	9630
4/24/2013	Sale	$ 5.5858	7	13947
4/25/2013	Sale	$ 5.5665	8	197703
4/26/2013	Sale	$ 5.1240	9	32200
4/29/2013	Sale	$ 5.0891	10	8555

1 This transaction was executed in multiple trades at prices ranging from $5.37 – 5.40.
2 This transaction was executed in multiple trades at prices ranging from $5.35 – 5.38.
3 This transaction was executed in multiple trades at prices ranging from $5.35 – 5.46.
4 This transaction was executed in multiple trades at prices ranging from $5.40 – 5.45.
5 This transaction was executed in multiple trades at prices ranging from $5.40 – 5.41.
6 Due to incomplete data available to the Reporting Persons, the Reporting Persons are reporting the average price of transactions effected on this date.
7 This transaction was executed in multiple trades at prices ranging from $5.35 – 5.648.
8 This transaction was executed in multiple trades at prices ranging from $5.45 – 5.92.
9 This transaction was executed in multiple trades at prices ranging from $5.10 – 5.22.
10 This transaction was executed in multiple trades at prices ranging from $5.00 – 5.22.